Exhibit 10.14(d)

December 15, 2010

Glen F. Post, III
Chief Executive Officer
CenturyLink, Inc.
100 CenturyLink Drive
Monroe, LA 71203

RE:
Employment Agreement dated March 3, 2008 between Embarq Corporation (“Embarq”) and Thomas A. Gerke (“Executive”), as amended October 26, 2008 by Amendment to Employment Agreement (“Amendment No. 1”) among Embarq, Executive and CenturyTel, Inc. (“CenturyLink”), as amended December 20, 2008 by Amendment 2008-2 to the Employment Agreement between Embarq and Executive (collectively the “Employment Agreement”)

Dear Glen,

On July 22, 2010, I notified you that December 31, 2010 would be my last date of employment under my Employment Agreement.  For the tax and other reasons we have discussed since then, my last date of employment will be December 15, 2010.  This letter agreement, which supersedes our July 22, 2010 letter agreement in its entirety, sets forth our agreement regarding the termination of my services.

We agree as follows:

1.
December 15, 2010 will serve as (i) the Termination Date under my Employment Agreement, (ii) my last day of employment for any payments under my Employment Agreement or any other programs or plans of CenturyLink or its subsidiaries that are governed by Section 409A of the Internal Revenue Code of 1986 and (iii) my last day as a member of the Board of Directors of CenturyLink.  I will not perform any services on behalf of CenturyLink or its subsidiaries after the Termination Date.  This letter agreement constitutes timely Notice of the CIC Good Reason contemplated by Section 3 of Amendment No. 1.

2.
In exchange for agreeing to change my Termination Date, you agree that between December 16, 2012 and December 31, 2012, I will receive, as additional severance pay, all payments of CIC Benefits as described in Section 4.02 of my Employment Agreement that I would have received if I remained an executive officer of CenturyLink through December 31, 2010, all of which will be paid in the same amounts, at the same times and in the same manner as would have applied if I remained employed and in office through December 31, 2010.

3.
Except as otherwise provided in Section 1 above, for purposes of determining my annual bonus, my tenure of service as an employee or director, the vesting of my equity grants, and all other benefits, accruals or payments under the benefit plans and programs of CenturyLink and its wholly-owned subsidiaries applicable to me as of December 15, 2010, I will be deemed to have remained an executive officer and director of CenturyLink through December 31, 2010.  Thus, for example, my annual bonus for the portion of my severance period beginning on December 16, 2010 and ending on December 31, 2010, will be calculated as though I had remained an employee and executive officer of CenturyLink during that time, rather than calculated at the “Capped Incentive Payout” rate specified in my Employment Agreement.

I agree to provide to you the release of claims contemplated by Section 4.04(b) of my Employment Agreement within the time frame specified in such section.  In addition, we each agree that reasonably promptly following December 15, 2010, we each will execute and deliver to the other (i) any other releases or documents required under the Employment Agreement, and (ii) such other instruments as may reasonably be requested by the other.

Please sign below, acknowledging the adequacy of this instrument under the Employment Agreement and our mutual agreement for December 15, 2010 to serve as the Termination Date thereunder on the terms and subject to the conditions specified above.

Very trouly yours,
/s/ Tom Gerke
Tom Gerke

Agreed and accepted as of the
date of this letter agreement:

CENTURYLINK, INC.

By:  /s/ Glen F. Post, III
           Glen F. Post, III
           Chief Executive Officer and President

EMBARQ CORPORATION

By: /s/ Glen F. Post, III
           Glen F. Post, III
           Chief Executive Officer and President